Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Jones Lang LaSalle Income Property Trust, Inc.:

We consent to the use of our report dated March 7, 2013, with respect to the consolidated balance sheet of Jones Lang LaSalle Income Property Trust, Inc. (the Company) as of December 31, 2012, the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the year then ended, and the related financial statement schedule, included in the Supplement No. 7 to the prospectus relating to this registration statement and to the reference to our firm under the heading “Experts” therein.
Our report refers to our audit of the retrospective adjustments for discontinued operations described in note 3B, the retrospective adjustments for shares and earnings per share described in note 6 under “Stock Dividend,” and the retrospective adjustments for reportable segments described in note 10, which were applied to the 2011 and 2010 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2011 and 2010 consolidated financial statements of the Company other than with respect to the aforementioned adjustments.
/s/ KPMG LLP
Chicago, Illinois
March 8, 2013